Exhibit 99.2

Company:	Tidewater, Inc.
Executive/s:	Jeffrey Platt - CEO, President and Director
Joseph Bennett - Chief Investor Relations Officer

Event:	Johnson Rice & Co LLC Energy Conference
Date:	October 2, 2012

Our next presenters represent the world’s oldest, largest, most experienced provider of supply vessel support services. Pleased to welcome Jeff Platt, President and Chief Executive Officer, and Joe Bennett, Chief Investor Relations Officer. Thank you.

Jeff Platt

Okay, good morning everybody, happy to present here today. Before we get started we have to do the safe harbor statement, so there it is to satisfy the legal requirements. Moving forward with Tidewater today, we’d like a couple key takeaways that we think, hopefully, we make the case for in talking about. First off, with Tidewater, we always talk about the culture of safety that we have and the operational excellence that we provide to our clients worldwide.

Additionally, the tide is turning. The backdrop overall for the fundamentals for the industry, we think, are compelling and improving. We’ll go through a couple things, primarily talk about rig counts, rig activity, to show that the overall activity levels from our clients and the demand for our vessels is improving.

History of earnings growth and solid returns, we’ll take a look at sort of, through cycle, how Tidewater has fared and where we think we are today in climbing up the backside of that, give some ideas how we’re going to do going forward, and then take a look also at the scale and scope of the operations that Tidewater provides today. We are the largest as we were introduced. Certainly, the geographic scope of the activity is unparalleled by any of our competitors.

Then, ultimately, what we’ve been doing over the last several years, a reinvestment in the fleet, it’s resulting in the largest and the newest fleet, which we think positions us well to continue the growth of the company and deliver solid earnings in the coming future.

Taking a look at the safety record of Tidewater, we use the snake. Holding the snake is sort of the moniker. We say that to our clients. We say that to our employees, 8,000 employees worldwide, speaking lots of different languages, operating safe is like holding that snake. It’s certainly a hazard that can be mitigated, but if you turn it loose or let it go for one instance, don’t give it the proper attention, the snake can bite you. Unfortunately, the operations that we provide in the industry can be equally devastating.

In looking at how Tidewater has done worldwide by comparison to several of our clients and also companies that are known for their safety record, Tidewater is in blue. This is the overall TRIR, going back to 2002. Less is better. The whole industry has driven out accidents, driven down accident rates. We finished calendar year 2011 at about 0.12 incidents. That’s the number of recordable incidents per 200,000 man hours. Again, we think we’re the best in the business at doing that, and we think the results certainly show that.

Kind of the backdrop to the industry is looking at rig counts. While it’s not the only index, it is certainly the one, I think, that the state of the business for Tidewater really relates to. In looking, this is going back to 2004, jackups on top and floaters on the bottom. Again, you can see that overall the floater market has continued to increase, even after the fiscal downturn in 2008. That’s what precluded the drop off of the jackup activity, but again, we’ve seen nice recovery and continued growth in both segments near term.

And again, this was the prior peak in 2008. We’ll take a look at a couple data points in our industry, and compare it back to 2008 to give you an idea of where we are today, and potentially what direction we’re going in.

July 2008, there were about 603 working rigs worldwide. Rigs under construction were about 186. The OSV population, and OSV that’s primarily is PSVs and anchor handlers, that takes out tugs, crew boats, specialty vessels, but looks at the core business, the Tidewater that we’re in, about 2,000 vessels. OSV is under construction at that time, 736, quite a big backlog of vessels to be delivered.

We look at an OSV to rig ratio, about 3.37. Historically, on a macro scale, as that number is less than four that is good for us, for the service providers. As that number gets above four, then again, it’s showing a bit of an oversupply in the market, and again it’s not such a good market for Tidewater.

Back in 2008, that’s pre-financial meltdown in the world, that was the state of the industry, overall pretty good numbers, a good environment for us. January 2011, this was after the financial meltdown, certainly after Macondo, which we think was the absolute trough, there were about 540 rigs working worldwide. Number of rigs under construction had dropped to about 118.

The OSV population right at 2,600 vessels. The number of OSVs under construction had dropped down to 367, and that vessel to rig ratio had climbed up to about a little over 4.8. Not necessarily a good environment for us, and that’s the trough.

Where we are today, or where we were in August 2012, working rigs have bounced back nicely and have gone back to what had been the previous peak, right at 650 rigs working worldwide. Rigs under construction, the order book has climbed back up to 188, and when you look at the 188, it’s split almost 50/50 between jackups under construction and floaters. And on the floater side it’s almost all DP. I think there are two moored rigs that are under construction worldwide, so again, it’s a nice split between deepwater rigs and also jackup rigs coming into the market.

Looking at the OSV population, it’s gotten up to about 2,800 OSVs. OSVs under construction, the order book has climbed up a little bit from the trough, but nowhere near the 736. We’re about 430 ships under construction today worldwide, and if you look at that vessel to rig ratio, it’s at about 4.3, and again, not below the four that I talked about earlier, but certainly down from the 4.83.

And again, taking a little bit of what if and looking ahead, what if we could get the rig count, working rigs, up to 725? I don’t think that that’s necessarily a large stretch from where we are today, and we’re at 650 with 118 rigs under construction scheduled for delivery going on about over the next four years, then getting up to 725. That’s certainly something that is achievable and doable.

In looking at the OSV population what if we drop that to 2,550? Again, that’s down from the 2,800. How are we going to do that? My next slide will talk a little bit about, really, the retirements that are coming out of the active fleet in the world today. If we can get the OSV population down to that 2,550, what would that do to our vessel to rig ratio? That gets it down in the three and a half number, which we think, again, would be a very good proxy for the industry and Tidewater in particular.

This is kind of a “What if?” scenario. Now, how are we going to drop the number of OSVs? Where would that come from? Again, that’s going to come from retirements. If you look at this graph, which shows number of OSVs by year built, you can see that the blue and the red, those are the vessels that are over 25 years old today, that are really being pushed out by our clients, and really by the obsolescence of the equipment itself.

When you total up the red, which is greater than 30 that’s about 460 ships. In the blue there’s another 274. That’s over 700 ships that, in effect, have reached 25 years or older. We believe those are actually getting pushed out and really are making room for the new builds coming in. So,it’s about between 700 and 800 ships we think will be pressed out of the market over the coming months and in the next several years to make way for the new equipment.

In looking at how Tidewater stacks up vessel-wise in size, Tidewater in blue, we’re about 252 OSVs. Our next nearest competitor is 151 and on down. One of the takeaways from this slide, though, is the market as a whole is one that there are a lot of players. The barrier to entry into our space is relatively small by comparison to the drilling rigs. Deep water PSV might be $25 million to $30 million new investment. Deep water rig today, $600 million, so it’s easier for people to get into this market, but nonetheless, we do have a dominant position with the 252 ships.

In looking at how we’ve done kind of through cycle earnings per share, going back to 2004, you see we got down to about $1.03 earnings per share that year, and it ramped up to 2009 to just under $7.90 earnings per share. Obviously, since the 2008 financial meltdown, as the industry pulled back, our earnings have dropped. We think that it bottomed out at that $2.13 in fiscal year ’12, so hopefully we’re climbing up on the other side of that, and I think we will do nicely on the recovery through cycle.

Global strength of Tidewater, about 95% of our business is international, non-domestic. What does that give for us? Again, we’ve been doing that for the last 50 years. We’ve been in these markets. We’ve learned lessons the hard way at times. Nonetheless, we’ve got lots of experience in almost every one of the off-shore oil and gas markets in the world today.

Again, I’ll show a map that shows our geographic reach, but there’s no other competitor that offers the total geographic reach that Tidewater does. We have regionalized competitors that nobody offers really from China to Brazil, to the U.S. Gulf of Mexico, the type of scope that we have.

And the strength of the international business, for us, we think the keys for that is secular growth. Certain markets tend to outperform others at times. Our assets are mobile. We can move to those markets, and typically, internationally is longer contracts. We like that. Better utilization with the longer term contracts. We tend to get the utilization up, less down time on the vessels and overall the higher day rates, when again you can move your vessels to the markets that have the most growth and the opportunity for the best returns that allows us to do that.

Playing in all the markets, we’re not really precluded from anything or constrained as some of our competitors are. And then, a solid customer base, obviously, operating 95% internationally. When you look at who we work for, it’s all the majors, all the IOCs as well, so it’s a pretty solid base of clients on a worldwide basis.

In looking at our global footprint, we use the boots on the ground. Our business model has been and I think will always continue to be, we feel most comfortable operating through Tidewater people on the ground. We typically do not operate through third-parties or agents.

We think that’s the best way to understand the markets, our clients’ needs, the political environment in the countries we operate in, understand the costing, the tax regimes. A lot of people play at markets, and they get themselves in trouble. We operate through Tidewater personnel in a presence on the ground.

In kind of walking through it to give you an idea, this is our fleet on a vessel count. In Sub-Saharan Africa and Europe, which is both West Africa and East Africa, we’ve got about 129 ships, which is about 50% of the fleet today. In the Americas, that’s again South America and North America it’s about 63 ships or about 25% of the fleet today.

In the Middle East and North Africa, and that runs really from India through the Middle East including Egypt, we have 35 ships. That’s about 14%, and then in Asia Pacific, which runs from China through Australia, another 31 ships, which is about 12%.

This is probably also a pretty fair breakdown of the revenue side, as well as just the asset side, but this is showing it on the way to fleet deployment. Then, looking overall, worldwide, U.S. flag vessels, we have about 36 in total in the world. That’s including what we have working here in the Gulf of Mexico.

So as this market, which over the last 12 months has gotten a lot of attention, we’re picking up from the post-Macondo, really the lack of activity here, certainly the future looks pretty bright over the foreseeable future. We have mobilized some deep water, U.S. flagged equipment from international operations back to the U.S. Gulf. We still have some capacity international to add to that, so we’re positioned nicely, I think, to participate in the U.S. market as it unfolds.

And with that, I’m going to turn it over to Joe Bennett to take it from here.

Joe Bennett

Thank you, Jeff. It’s always great to be back here, my hometown. I will take it from here. And David introduced us, I think, properly that we’re the oldest company in our business. I think some people equate that to having the oldest assets in our business and that’s not true anymore. It may have been true at one point in time but it’s not.

So my job here from this point forward is to try to explain what we have done over the last ten, 12 years to update our fleet. This is the scorecard from day one going back to January of 2000 when we began this strategy of replacing an aging fleet that we had.

267 vessels have been either acquired or newly built. Some of these are still in our backlog, which you’ll see on the next slide, but we’ve committed over $4 billion over the last 12 years, have funded most of this, 90% of it. $3.7 billion has already been funded, so we still owe about $400 million on the ships left to be constructed and delivered.

And we’ve disposed of a few under some certain circumstances over the years, but have the majority of these in our fleet currently. In fact, at June 30, 218 new vessels in our fleet with an average age of less than six years old, so we have a new fleet that is providing the vast majority of our revenues and profitability of this company going forward.

The backlog as of June 30 was 26 vessels, most of which were deep water PSVs. Anyone that follows our industry probably already appreciates the fact that this class of vessel is the one with the greatest premium being placed on them currently, not only here in the Gulf of Mexico but around the globe. It plays well in the delivery of these into a good, solid market, and a few other vessels being delivered over the next primarily couple of years.

Over the 12-year time span, we put this slide up because it should depict in the blue what we have acquired from others, newly built, but acquired, and in the gold bars what was built, constructed, by us, initiated by us. And over time we’ve done both is the point of this. At times when vessel prices were diminished, then we tried to acquire more which we did you see in the 2011 and ’12.

You see all of sudden blue column is a lot more significant, but now back to primarily building. Still scouring the globe for good acquisition candidates, but at least currently, we have mostly new builds in the backlog.

We’ve financed it largely from internal cash flows, so you look at our balance sheet, which you’ll see a few amounts on the next slide, in very good shape considering the fact that we spent the better part of $4 billion over this period of time mostly from cash flow from operations. And I think, it’s not said enough, the dispositions of our assets over that period of time, good secondhand market outside of our industry that has generated good cash proceeds to reinvest in our fleet. So with that, it’s left us with a balance sheet that still is in great shape, which should be shown here.

Cash - all of these are as of June 30, cash of about $240 million, a debt of $950 million, which is a couple of private placement offerings and a smallish-term loan. The average coupon on all that debt is about 4.3%, so something we’re very, very proud of, and did at appropriate times took advantage of our balance sheet to line up some great debt, and still net debt-to-net cap of 22%, total debt at 28%. Could we go higher? Yes. Our thinking is being in the 25%, 30%, maybe 35% of gross debt-to-cap is a good place to be.

It’s one where you can survive a downturn given our fleet, but a far cry from most others in the OSV industry that it would not be uncommon to see a total debt-to-cap in the 40%, 50%, 60% range, so that does distinguish us from most others in our industry. And still, as of June 30, have about $700 million of ready available liquidity, $450 million of a totally undrawn revolver, and then the cash on our balance sheets, so still a lot of fire power to continue the process that Dean started and Jeff has now inherited.

Now, I’m going to cover just a couple of slides that are much more financial in nature. This is total revenue and margin, and we concentrate on those two line items because we just think it’s the best way to analyze our business. As Jeff started with a comparison to the last peak period, this is what these slides are meant to depict also. You see during fiscal ’09, which was the best in our company’s history, financially, we had vessel operating margins that averaged in excess of 50%, pretty good.

And revenues, on a quarterly basis, were over $300 million. In fact, during that peak period, we averaged $339 million of revenue on a quarterly basis, and operating margins of 51.3%, so of course, that’s a goal to see, “Well, can we get back to that and surpass that?” So, where are we now?

You see the last quarter, if you can see this, operating margins at about 43%, and if you draw some lines across to say, “Well, how far are we from where we were during those peak periods?” Well, we’re approaching, and in fact the guidance for this current September quarter was just over $300 million of quarterly vessel revenue, so we think we’re getting there.

Operating margins that averaged in the $150 million, or at least that’s a line item there, we’re approaching that also, and the cycle has really just begun for us. As many know, the drillers tend to perform better up front than does the OSV industry as a whole. Contract coverages, things like that tend to lag us to the general market, so we feel very good about where we are and where we can go.

And then, we have three slides here, which break out our fleet into three distinct vessel classes. This is deep water PSVs, and very simply, number of boats, we’re up to 55 deep water PSVs in our active fleet. New boats, these are only our new vessels, so on all these slides we exclude the old ones. The blue line is our average quoted day rate, not leading edge day rates, what we’ve actually achieved. And the dotted line is utilization-adjusted average day rate, so what you’d really want to see there as you see here is a pretty close line. It means utilization is pretty high for this fleet.

And what have day rates done over the period of time? You see what they’ve done. They actually have exceeded prior peaks already, and we’re just getting to the stage of rolling over contracts into what are very good leading edge day rates for deep water PSVs, so we’re very optimistic as everyone is in our industry on deep water PSV market.

Enough has been said over time on deep water anchor handlers. You see a little different story here. First off, we want to make sure everyone understands, we only have 11 of these vessels, and over time, back during the peak period, we had five, and these are our five people that have followed us.

We had five big China boats that were built, and they achieved nice success back during the peak period. We have acquired some others that are smaller deep water anchor handlers that would generally take that average day rate line down anyway.

What you see there is more disparence between the average day rate and the utilization-adjusted day rate, which means, at times, the utilization on these vessels suffered, but recently you see the lines converging again. So, utilization has been strong. You see the day rates starting to tick back up again. This is a market that we think has steadied. We don’t see it exploding, but again, we have 11 boats that have access to this market. It’s not a large fleet.

Lastly, our towing supply fleet, so this is the vessels that service jackups. And while everyone wants to talk almost solely about the deep water activity, jackups are an important part of our business and an important part of our strategy.

We’re up to about 100, currently, active new towing supply and supply vessels, and again, you see a reasonable level of utilization, but importantly, and especially in this last quarter, you see that tick up in the dotted line. We saw a nice improvement. We saw a nice improvement in jackup count, and therefore in utilization of our vessels.

What you haven’t seen yet, as you can see here, is any kind of improvement in average day rates. The global fleet of these sorts of vessels has not reached their point yet, where they can push day rates. We think we’ve gotten the utilization to that level. The rest of the world has not quite caught up. It takes some more jackups to go to work, and we believe that that will take place in the near term, and then start pushing day rates up in this fleet.

We’ll finish up with a slide that people that have followed us, we’ve had this for a couple of years, and I think it tells the real story of Tidewater, which is earnings capacity of this company and of this new fleet. The way we build it, I’m going to put it all up real quick because I’m about out of time, but we build it starting with - look, if you look in the future and you say that we have our current new fleet of 218 boats, we add the 26 that are under construction. They get into our fleet and we add, I’m saying 20 more, because we still have an appetite to add more, so we end up with a fleet of 264 new vessels.

The average day rate in utilization in this past quarter we’re the first block, so if we just replicate where were in the June quarter, we’d earn about $3.50 a share in earnings and that amount of EBITDA. If I keep the utilization the same, because frankly that utilization is pretty strong, and just improve the day rate by 10% and another 10% just as points to review a sensitivity and up the utilization, ultimately to 90%, you see what the earnings capacity of this company is.

And it’s the real story of Tidewater is being able to - and by no means would we suggest that this is peak earnings. $9, we do not believe is peak earnings for us. This, the $9, for instance, doesn’t get us anywhere near that operating margin that we enjoyed on our new vessels the last go around, which was like 60% on the new vessels. I’m taking this one up to only about 54%, 55%.

And the important part is the EBITDA. It’s the cash flows that are generated from this. With a debt level that is very nominal over these next several years, and a new build program that doesn’t have tremendous amount of CapEx left on it, so we look forward to these years.

And we’ll finish, I think our time is up, so appreciate everyone’s attention.

Operator

Thanks, Joe.

Joe Bennett

Thank you.